May 18, 2022

RE:    The Travelers Companies, Inc. (“Travelers” or the “Company”)
    2022 Annual Meeting of Shareholders – May 25, 2022
Proposal 3 – Advisory Vote on Executive Compensation

Dear Fellow Shareholders:

Introduction

We are writing to ask you to vote in accordance with the recommendations of our Board of Directors on all of the proposals included in our Proxy Statement, which was filed on April 8, 2022 and is available at https://investor.travelers.com/home/default.aspx and on the SEC website. Specifically, with this supplemental filing, we are asking that you vote “FOR” Item 3 – Non-Binding Vote to Approve Executive Compensation (referred to as the “Say-on-Pay Proposal”).
Travelers had exceptionally strong financial and operational results in 2021 in the face of a challenging environment. In accordance with our pay-for-performance philosophy under our well-established compensation program, when making compensation decisions with respect to the 2021 performance year, the Compensation Committee considered these exceptional results and the substantial contributions made by the named executive officers in achieving these results, all in the context of our long-term strategy.
As discussed below, our compensation program is designed to reinforce a long-term perspective and to align the interests of our executives with those of our shareholders through the use of a greater percentage relative to our peers of variable, performance-based awards rather than time-based awards. The structure of this program has been stable over time and is unchanged from prior years.
Institutional Shareholder Services (ISS), a leading proxy advisory firm, and our shareholders have supported our compensation programs and our Say-On-Pay Proposal in all prior years, with 94% of shares voting at last year’s annual meeting voting in favor of the compensation paid to our named executive officers under this program. Nonetheless, this year, ISS has expressed concerns regarding the structure of our compensation program and our pay-for-performance alignment, noting in particular Travelers’ total shareholder return (TSR) as compared to both the S&P 500 and the ISS-defined peer group, in each case as of December 31, 2021.
Glass, Lewis & Co., LLC, another leading proxy advisory firm, has recommended that shareholders vote in favor of our Say-on-Pay Proposal.

Executive Summary

•Travelers has delivered exceptionally strong financial and operational results in 2021 and over time. Travelers’ compensation decisions for 2021 were directly linked to that performance.

•ISS’ analysis is largely based on two assertions that are not reflective of Travelers’ performance and/or the stability and benefits of our longstanding compensation program.

◦ISS focuses on Travelers’ TSR as of December 31, 2021. Because of the inherent volatility of the markets and the impact of short-term trading on a particular stock, a view of performance primarily based on a stock price on a single, specific date can provide an incomplete picture. If ISS had measured our TSR as of a date that was different but close in time, such as the date of its report, we believe that ISS’ perceived misalignment between TSR and compensation would not have existed.

◦Moreover, the reliance on a relatively short-term TSR is inconsistent with the structure of our executive compensation program, which evaluates multiple metrics and considers performance over multiple time periods.

◦While ISS acknowledges that the annual bonus payout is based on financial metrics and disclosed targets, it is concerned that payouts are ultimately determined on a discretionary basis by our independent Compensation Committee. As explained in our proxy statement, the Compensation Committee feels strongly that a formulaic approach to the determination of incentive compensation, particularly in the property and casualty insurance industry, could result in unintended consequences and is not an appropriate substitute for the Compensation Committee’s understanding of the Company’s results and how those results were achieved, as well as its informed and thorough deliberation and the application of its reasoned business judgment.

◦Moreover, the structure of Travelers’ compensation program has been stable over time and is unchanged from prior years. ISS and our shareholders have supported our compensation programs and our Say-On-Pay Proposal in all prior years, with 94% of our shares voting at last year’s annual meeting of shareholders voting in favor of the compensation paid to our named executive officers under this program.

•ISS’ methodology is flawed in two important respects: (1) The assumptions and methodology used by ISS for valuing stock options are not in accordance with GAAP, and (2) For 2021, ISS made changes to its peer group for Travelers that are not appropriate. If either of these flaws were corrected, we believe that ISS’ perceived misalignment between TSR and compensation would not have existed.

I.Travelers has delivered exceptionally strong financial and operational results in 2021 and over time. Compensation decisions for 2021 were directly linked to that performance.

As reported in the Summary Compensation Table in our proxy statement, our CEO’s compensation for 2021 increased 4.5% over the prior year. When considering the equity awarded in 2022 to reflect performance in 2021, as disclosed in the supplemental table on page 56 of our proxy statement, CEO compensation for performance year 2021 increased 9%.
In setting this year’s compensation, the Compensation Committee considered the following exceptional financial results in the face of a challenging environment:
•Net written premiums increased by 7% to a record $32.0 billion
•Net Income and Net Income per Diluted Share increased 36% and 38%, respectively, from 2020
•Core Income* and Core Income per Diluted Share* increased 31% and 33%, respectively, from 2020
•Return on Equity of 12.7% increased 27% from 2020
•Core Return on Equity* increased more than 21% from 2020 to 13.7%, a meaningful spread above the risk-free rate
•Book Value per Share and Adjusted Book Value per Share* increased 4% and 10% from year-end 2020, respectively, while we also returned $3.1 billion in capital to shareholders in the form of dividends and share repurchases and continued to make strategic investments in our business
•Our total return to shareholders, including dividends, was 14% for the year
•The company navigated successfully through the global pandemic and made significant progress on key strategic initiatives
Consistent with our compensation philosophy, which is designed to reinforce a long-term perspective and to align the interests of our executives with those of our shareholders, our 2021 performance should also be evaluated in the context of our performance over time – which is how we measure our success.
Since Mr. Schnitzer was appointed Chief Executive Officer in 2015, we have grown our business and, at the same time, improved our underlying profitability. We have also successfully executed on our strategic initiative to improve productivity and efficiency. These achievements have resulted in significantly higher underlying underwriting income, meaningfully higher cash flow from operations and growth in our investment portfolio. The following charts illustrate this financial strategy at work and its compounding, multiyear benefit, including the exceptionally strong results in 2021:

* See Annex A – Reconciliations of GAAP Measures to Non-GAAP Measures and Selected Definitions on page A-1.

As discussed in our proxy statement, our compensation system is designed to measure short- and long-term financial and operating performance, the efficiency with which capital is employed in the business, the effective management of risk, the achievement of strategic initiatives and the individual performance of each executive. Our results this year and over time demonstrate the achievement of these objectives and this year’s compensation decisions reflect that success.
II.ISS’ analysis is largely based on two assertions that are not reflective of Travelers’ performance and/or the stability and benefits of our longstanding compensation program.
In its report, ISS expresses two primary concerns:
1.ISS’ perceived pay-for-performance misalignment, which is primarily based on Travelers’ TSR for the three-year period ended December 31, 2021.
2.While ISS acknowledges that the annual bonus payout is based on financial metrics and disclosed targets, it is concerned that payouts are ultimately determined on a discretionary basis.
We will address these points in turn.

Travelers’ Strong Total Return to Shareholders Over Time
ISS’ analysis is primarily based on Travelers’ relative TSR as measured as of December 31, 2021. Specifically, ISS noted that “the majority of long-term incentives are based on clearly disclosed multi-year goals, however, the value of the CEO’s performance in equity awards increased while long-term TSRs lagged the S&P 500.”
TSR is a measure of a company’s stock price performance that depends upon the market value of the company’s stock on a particular date. Because of the inherent volatility of the markets and the impact of short-term trading on a particular stock, a view of performance based on a stock price on a single, specific date can provide an incomplete picture. If ISS had evaluated Travelers’ TSR as of a date that was different but close in time, such as the date of its report, a very different picture emerges.
For example, the following charts provide our TSR as of May 11, 2022, the day ISS issued its report, rather than as of December 31, 2021, the date used in the ISS report. These charts show that our total return has not lagged as suggested by ISS – we have delivered significant value to our shareholders over both the short and long-term.

Total Shareholder Return Performance (1) (2)

Year-to-Date Total Shareholder Return Performance

20%
10%
0%
-10%
-20%
Dec. 31, 2021
May 11, 2022
11%
2%
-14%
-17%
Travelers
ISS Peer Group
S&P 500
S&P 500 Financials

One Year Total Shareholder Return Performance

15%
10%
5%
0%
-5%
-10%
May 11, 2021
May 11, 2022
12%
6%
-4%
-9%
Travelers
ISS Peer Group
S&P 500
S&P 500 Financials

Three Year Total Shareholder Return Performance

40%
20%
0%
-20%
-40%
May 11, 2019
May 11, 2020
May 11, 2021
May 11, 2022
44%
32%
29%
29%
Travelers
ISS Peer Group
S&P 500
S&P 500 Financials

Five Year Total Shareholder Return Performance

80%
60%
40%
20%
0%
-20%
May 11, 2017
May 11, 2018
May 11, 2019
May 11, 2020
May 11, 2021
May 11, 2022
80%
63%
61%
56%
Travelers
ISS Peer Group
S&P 500
S&P 500 Financials

Total Shareholder Return Performance Since the Financial Crisis

400%
300%
200%
100%
0%
-100%
Dec. 31, 2007
Dec. 31, 2008
Dec. 31, 2009
Dec. 31, 2010
Dec. 31, 2011
Dec. 31, 2012
Dec. 31, 2013
Dec. 31, 2014
Dec. 31, 2015
Dec. 31, 2016
Dec. 31, 2017
Dec. 31, 2018
Dec. 31, 2019
Dec. 31, 2020
Dec. 31, 2021
May 11, 2022
356%
259%
219%
88%
Travelers
ISS Peer Group
S&P 500
S&P 500 Financials

(1) Total shareholder return represents the change in stock price plus the cumulative amount of dividends, assuming dividend reinvestment.

(2) For each year on the chart, total shareholder return is calculated using the first period listed as the starting point and the subsequent stated date(s) as the ending point.

© Bloomberg Finance L.P. Used with permission of Bloomberg.

The following table further demonstrates that Travelers’ TSR has performed extremely well on an absolute basis, as well as in comparison to the ISS peer group:
Moreover, while TSR can be a useful metric, the reliance on this metric in this instance is inconsistent with the structure of our executive compensation program, which relies on multiple metrics in determining pay for performance and considers performance over multiple time periods as discussed in the Compensation Discussion & Analysis section of our proxy statement. Evaluating the performance of our executives primarily based on TSR does not take into account how our executives performed in comparison to our business and strategic plans, which set goals and targets for executives based on multiple metrics.
Finally, while recognizing the inherent limitations of basing compensation decisions on TSR as discussed above, you can see from the following chart that our CEO’s compensation for the last five years is highly aligned with our TSR over that period. Any claim of an apparent “misalignment” is unfounded.

Absolute Pay-TSR Alignment
Indexed TSR
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Summary Comp Table CEO Pay
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
2017
2018
2019
2020
2021
5/11/2022
CEO Pay
Indexed TSR

The Nature of Our Compensation Program
Before discussing ISS’ concerns about the nature of our compensation program, we note that our compensation program has been stable over time and has been supported by our shareholders and ISS in all prior years. Consistent with last year, the Compensation Committee has not modified the terms of outstanding compensation awards or otherwise modified its compensation program or practices due to factors related to the pandemic or otherwise.

During 2021, management had numerous conversations with investors about our compensation and governance practices, and management reported on those conversations to the Compensation Committee. After considering our conversations with investors, in which shareholders were generally very supportive of our compensation programs, as well as conversations with proxy advisory firms and the results of the shareholder advisory vote on executive compensation in 2021, where approximately 94% of the shares voted in favor of the compensation paid to our named executive officers, the Compensation Committee concluded that our executive compensation programs are performing as intended and, consistent with the advice of its independent compensation consultant, determined not to make changes to the core structure of our executive compensation programs.
Nonetheless, in its report this year, ISS has expressed concerns regarding the structure of our compensation program. In response to ISS’ concerns, we note that, as ISS acknowledges in its report, the annual bonus payout is based on financial metrics and disclosed targets although the Compensation Committee does use its discretion to determine the ultimate payout. These targets, as well as the additional metrics and performance factors that the Compensation Committee considered in determining the 2021 bonus amounts, are described in detail on pages 42-45 of the Compensation Discussion & Analysis section of our proxy statement.
The Compensation Committee believes that a formulaic approach to the determination of incentive compensation, particularly in the property and casualty insurance industry, could result in unintended consequences and is not an appropriate substitute for the Compensation Committee’s informed and thorough deliberation and the application of its reasoned business judgment. The Compensation Committee feels strongly that there is no substitute for its understanding of the Company’s results and how those results were achieved. The Compensation Committee’s current approach allows it to appropriately assess the quality of Travelers’ financial performance and ensures that executives are not unduly rewarded, or disadvantaged, based purely on the application of a mechanical formula.
You can see the effect of this longstanding pay-for-performance philosophy on pages 36 and 37 of the Compensation Discussion & Analysis section of our proxy statement. As illustrated by the chart on page 37, while the objectives and the structure of our compensation program have been stable over time, the Compensation Committee has thoughtfully applied its judgment over the years to both increase and decrease compensation levels to reflect our financial and operating results.
III.ISS methodology is flawed in two important respects: (1) The assumptions and methodology used by ISS for valuing stock options are not in accordance with GAAP, and (2) For 2021, ISS made changes to its peer group for Travelers that are not appropriate.
The assumptions and methodology used by ISS for valuing stock options are not in accordance with GAAP or the related SEC guidance.
ISS applies its own assumptions and methodology for valuing stock options which are inconsistent with GAAP. As a result, ISS assigned a value to the options granted to our CEO in 2021 that was $3.2 million, or 69%, higher than what we are required to report in accordance with GAAP in our financial statements.
This dramatically higher valuation also differs from what is required by the SEC to be reported in the Summary Compensation Table in our proxy statement and is not consistent with what the Compensation Committee either considered or intended when making compensation decisions this past year. We believe that the perceived misalignment that ISS reports between pay and performance would not have existed in their model if not for this higher option valuation, regardless of the TSR discussed above.
Moreover, the adverse impact of ISS’ option valuation methodology is exacerbated by the fact that Travelers’ pay mix is more performance-based than Travelers’ peer group. Unlike many of its peers,

Travelers’ pay mix does not include any time-based restricted stock. Instead, Travelers’ Compensation Committee relies more heavily on stock options. If the Compensation Committee awarded time-based restricted stock and stock options in the same mix as Travelers’ peer group, we believe the perceived misalignment that ISS reports between pay and performance would have been mitigated.
ISS made changes to the peer group it used to evaluate Travelers’ compensation in 2021 that we believe are inappropriate and exacerbate the issues described above.
ISS added the following three companies to the peer group it used to evaluate Travelers’ 2021 compensation, which we believe are problematic: Athene Holding, Markel Corporation and Fidelity National Financial, Inc.
As a result of a pending acquisition of Athene by Apollo Global Management at a substantial premium, Athene was the highest performing stock in the ISS peer group in 2021. Accordingly, Athene’s stock performance and Athene’s compensation decisions for 2021 are simply not relevant for evaluating Travelers. Moreover, because Athene is no longer a public company and will be excluded from the ISS peer group going forward, it does not make sense to include Athene in the peer group for a single, atypical year for Athene.
In addition, both Markel Corporation and Fidelity National Financial, Inc. are significantly smaller than Travelers with respect to both revenue and market capitalization. The Markel CEO compensation also reflects a very atypical co-CEO structure, and the ISS methodology only takes into account the pay of one of the co-CEOs, which results in an understatement of the total amount paid for the CEO position.
We believe that the perceived misalignment that ISS reports between pay and performance would not have existed if ISS had not made these changes to the peer group it used to evaluate Travelers’ performance and compensation.
* * * * * * * * *
We appreciate your time and consideration on these matters and ask you to vote for “FOR” Item 3 – Non-Binding Vote to Approve Executive Compensation. Our Proxy Statement, this supplemental proxy material and our 2021 Annual Report are available at https://investor.travelers.com/home/default.aspx.

ANNEX A - RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES AND SELECTED DEFINITIONS
Core income is consolidated net income excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Core income per diluted share is core income on a per diluted common share basis.
Return on equity is the ratio of net income to average shareholders’ equity for the periods presented. Average shareholders’ equity is (a) the sum of total shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Core return on equity is the ratio of core income to adjusted average shareholders’ equity for the periods presented. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, and the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)). Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
In the opinion of the Company’s management, core income, core income per diluted share and core return on equity are important indicators of how well management creates value for its shareholders through its operating activities and its capital management. Financial statement users also consider core income when analyzing the results and trends of insurance companies. These measures exclude net realized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per diluted share and core return on equity to evaluate financial performance against historical results and establish performance targets on a consolidated basis.
Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.
Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure profitability excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin, underlying underwriting income and underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.
The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2021 ranged from approximately $20 million to $30 million of losses before reinsurance and taxes.
Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income and changes in claims and claim adjustment expense reserve levels from period to period.
We have included the following tables to provide a reconciliation or a calculation of the above terms used: (1) net income to core income, (2) shareholders’ equity to adjusted shareholders’ equity, which are components of the return on equity and core return on equity ratios, (3) calculation of return on equity and core return on equity, (4) net income per diluted share to core income per diluted share, (5) book value per share to adjusted book value per share, (6) invested assets to invested assets excluding net unrealized investment gains (losses) and (7) components of net income.
Combined Ratio, Underwriting Expense Ratio and Underlying Combined Ratio
For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and loss adjustment expense (LAE) ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used is based on net earned premiums.
For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used is calculated in the same manner as the SAP ratio.
For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators.

The underwriting expense ratio as used, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.
The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.
Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.
RECONCILIATION OF NET INCOME TO CORE INCOME

	Twelve Months Ended December 31,
($ in millions, after-tax)	2021	2020
Net income	$3,662	$2,697
Adjustments:
Net realized investment gains	(132)	(11)
Impact of changes in tax laws and/or tax rates (1)	(8)	—
Core Income	$3,522	$2,686
(1)Impact is recognized in the accounting period in which the change is enacted

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY

	As of December 31,
($ in millions)	2021	2020
Shareholders’ equity	$28,887	$29,201
Net unrealized investment gains, net of tax	(2,415)	(4,074)
Net realized investment gains, net of tax	(132)	(11)
Impact of changes in tax laws and/or tax rates (1)	(8)	—
Adjusted shareholders’ equity	$26,332	$25,116
(1)Impact is recognized in the accounting period in which the change is enacted

CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

	Twelve Months Ended December 31,
($ in millions, after-tax)	2021	2020
Net income	$3,662	$2,697
Average shareholders’ equity	28,735	26,892
Return on equity	12.7%	10.0%
Core income	$3,522	$2,686
Adjusted average shareholders’ equity	25,718	23,790
Core return on equity	13.7%	11.3%

RECONCILIATION OF NET INCOME PER DILUTED SHARE TO CORE INCOME PER DILUTED SHARE

	Twelve Months Ended December 31,
	2021	2020
Diluted income per share
Net income	$14.49	$10.52
Adjustments:
Net realized investment gains, after-tax	(0.52)	(0.04)
Impact of changes in tax laws and/or tax rates (1)	(0.03)	—
Core income	$13.94	$10.48
(1)Impact is recognized in the accounting period in which the change is enacted

RECONCILIATION OF BOOK VALUE PER SHARE TO ADJUSTED BOOK VALUE PER SHARE

	As of December 31,
	2021	2020
Book value per share	$119.77	$115.68
Less: Net unrealized investment gains, net of tax	10.01	16.14
Adjusted book value per share	$109.76	$99.54

RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of December 31,
($ in millions)	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Invested assets	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488	$70,470	$73,261	$73,160	$73,838
Less: Net unrealized investment gains (losses), pre-tax	3,060	5,175	2,853	(137)	1,414	1,112	1,974	3,008	2,030	4,761
Invested assets excluding net unrealized investment gains (losses)	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376	$68,496	$70,253	$71,130	$69,077

COMPONENTS OF NET INCOME

		Twelve Months Ended December 31,
($ in millions, after-tax)	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Underwriting gain excluding the impact of catastrophes and net favorable prior year reserve development (underlying underwriting gain)	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888
Impact of catastrophes	(1,459)	(1,274)	(699)	(1,355)	(1,267)	(576)	(338)	(462)	(387)	(1,214)
Impact of net favorable (unfavorable) prior year reserve development	424	276	(47)	409	378	510	617	616	552	622
Underwriting gain	1,216	1,010	654	576	350	1,199	1,725	1,584	1,442	296
Net investment income	2,541	1,908	2,097	2,102	1,872	1,846	1,905	2,216	2,186	2,316
Other, including interest expense	(235)	(232)	(214)	(248)	(179)	(78)	(193)	(159)	(61)	(171)
Core income	3,522	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441
Net realized investment gains	132	11	85	93	142	47	2	51	106	32
Impact of changes in tax laws and/or tax rates (1)(2)	8	—	—	—	(129)	—	—	—	—	—
Net income	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473
(1)Impact is recognized in the accounting period in which the change is enacted
(2)2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

The following terms are also used and are defined as follows:
•Book value per share growth is the percentage change in book value per share over the specified time period.
•Adjusted book value per share growth is the percentage change in adjusted book value per share over the specified time period.
•Total shareholder return is the percentage change in the stock price and the cumulative amount of dividends, assuming dividend reinvestment, from the stock price at the beginning of the specified period.